EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 14th day of August, 2006, by and between WELLMAN PRODUCTS GROUP, INC., an Ohio corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114 (hereinafter referred to as “Employer”), and B. CHRISTOPHER DISANTIS, an individual who resides at 8059 Long Forest Drive, Brecksville, Ohio 44141 (hereinafter referred to as “Employee”).

R E C I T A L S :

A. Employer is engaged in the business of designing, engineering, manufacturing and marketing friction materials and powder metal components used in a wide variety of aerospace, industrial, construction and other commercial applications (the “Company Business”).

B. Employee currently serves as an officer of the parent company of Employer, Hawk Corporation (“Hawk”), is employed by Friction Products Co. (“Friction”), a subsidiary of Hawk, and performs services for the foregoing and certain other affiliates of Hawk and/or Employer. All of the foregoing employment is on an “at will” basis, and is terminable by either party at any time for any reason or no reason.

C. The work of Employee for Hawk and/or Employer and/or one or more of the affiliates of Hawk and Employer (all of the foregoing entities being referred to collectively in this Agreement as “the Corporation”) has brought and is expected to continue to bring Employee into close contact with many confidential affairs of the Corporation not readily available to the public.

D. The Hawk and Employee are also contemplating entering into an agreement captioned “Change in Control Agreement” (hereinafter, the “Control Agreement”), a copy of which is attached hereto as Exhibit A.

E. The parties now desire to modify the employment relationship and establish certain protections and obligations, in the manner set forth in this Agreement and in the Control Agreement.

ACCORDINGLY, in consideration of the promises hereinafter set forth in this Agreement and in the Control Agreement, the parties agree as follows:

1. Effective Date. This Agreement shall be effective on the first date after the execution by both of the parties of both this Agreement and the Control Agreement (the “Effective Date”).

2. Position, Duties and Responsibilities. Employer hereby employs Employee, and Employee agrees to be employed by Employer, as its President, or to such other senior management position as the parties may define by mutual agreement. During the “Employment Period” (as hereinafter defined), the Chairman of the Board of Directors of Employer (the “Chairman”) shall be entitled to establish the business hours, conditions of employment, reporting relationships, job assignments, duties and responsibilities of Employee hereunder, and to modify the foregoing from time to time. Those duties include, without limitation, the duties set forth on the job description attached hereto as Exhibit B. Employee shall report to the Chairman. Employee shall devote all of his business efforts to the business of Employer.

3. Employment Period. The term of this Agreement shall be five (5) years, commencing on the Effective Date (hereinafter referred to as the “Employment Period”). Thereafter, the Employment Period may be extended for additional one year (1) periods, in each case upon the written agreement of the parties.

4. Compensation. For services rendered pursuant to this Agreement, and for the covenants and agreements of Employee set forth herein, Employee shall receive the following: (i) a base salary at the rate of $25,000.00 per month (annual rate: $300,000), which amount is subject to annual review and possible increase at the discretion of Chairman, with the advice and consent of the Compensation Committee of the Board of Directors of Hawk (the “Compensation Committee”); (ii) an opportunity to earn incentive compensation on annual basis, in such amount and manner as may be determined by the Chairman, with the advice and consent of the Compensation Committee, with respect to a particular year; provided, however, that Employee must be actively employed by the Corporation at the end of a year in order to earn incentive compensation with respect to that year; notwithstanding the foregoing, in the year of termination of Employee’s employment, if the termination is under circumstances which entitle Employee to receive severance pay pursuant to the Control Agreement or Section 5(b) below, Employee shall earn a pro rata portion (computed as the number of days worked during the year divided by 365) of such incentive compensation for the year in which the termination occurs; (iii) four (4) weeks of vacation per year; provided, however, that unused vacation may not be carried over to a subsequent year; (iv) the right to participate in the standard benefits which Employer provides to all of its employees; (v) the right to participate in the Hawk Corporation 1997 Stock Option Plan and the 2000 Long Term Incentive Plan (collectively, the “Plans”) in accordance with and subject to all of the terms and conditions contained in the Plans, subject to the execution of such documents as may be required by the Committee appointed pursuant to the Plans; and (vi) such other benefits and/or perquisites as may be provided at the discretion of the Chairman from time to time.

5. Severance.

(a) The parties acknowledge and agree that (i) certain severance benefits may be provided to Employee pursuant to provisions of the Control Agreement, and (ii) Employee shall not be entitled to any of the “Severance Benefits” described in this Paragraph 5 if he is entitled to any severance benefits pursuant to the terms of the Control Agreement.

(b) Subject to the terms of subparagraph (a) above, in the event of the termination of Employee’s employment by Employer for a reason other than for “Cause”, Employer will continue to pay to Employee the “Annual Salary” for a period of twenty four (24) months following the date of termination, and will continue to provide to Employee and his family “Basic Medical Coverage” and “Executive Medical Benefits” (as hereinafter defined) for a period of twenty four (24) months following the date of termination. In addition, Employee shall be entitled to receive payment for any earned vacation which he had not used as of the date of termination. For purposes of this Agreement, the definition of “Annual Salary” shall be identical to the definition of “Annual Salary” set forth in Section 1.1(e) of the Control Agreement, and the definition of “Cause” shall be identical to the definition of “Cause” set forth in Section 1.1(k) of the Control Agreement, and each of those definitions is incorporated herein to the same extent as if it had been fully rewritten in this Agreement. For purposes hereof, “Basic Medical Coverage” shall mean the same group medical insurance coverage as is provided to all salaried employees, and “Executive Medical Benefits” shall mean the additional medical benefits that are provided (if any) from time to time to high level executives only, in each case on the same basis as such benefits had been provided immediately prior to the termination and subject to the provisions of the applicable plans.

(c) The continuation of Annual Salary, Basic Medical Coverage and Executive Medical Benefits described in subparagraph (b) above (collectively, the “Severance Benefits”) are intended by the parties to be in settlement of any and all claims of Employee arising out of or related to Employee’s employment with Employer, including, without limitation, the termination of such employment, any express or implied employment agreement, this Agreement, or the breach thereof (collectively, “Employment Claims”). In consideration of Employer providing the Severance Benefits, upon his acceptance of any of the Severance Benefits, and without further action by Employee, Employee will be deemed to have released and waived any and all Employment Claims against Employer, and will be deemed to have covenanted not to sue Employer in connection with any Employment Claim, and Employee hereby so releases, waives and covenants. If Employer so requests, employee shall execute a General Waiver and Release of Claims form substantially the same as the “Release” which is attached to the Control Agreement as Exhibit A thereto, in which event Employer’s obligation to provide the Severance Benefits shall be conditioned upon the execution and delivery by Employee of such a release.

(d) In further consideration for such release and waiver and covenant not to sue, it is agreed that Employee shall not be required to mitigate damages, by seeking other employment or otherwise, and Employer shall not be entitled to set off against amounts payable to Employee pursuant to this subparagraph any amounts earned by Employee from other employment during the balance of the Employment Period.

(e) Employer’s obligation to provide the Severance Benefits shall also be subject to, and conditioned upon, Employee’s waiver of any other cash severance payment or other benefits provided Employer or its affiliates pursuant to any other severance agreement with Employee. No amount shall be payable under this Agreement to, or on behalf of, Employee unless and until the Employee has executed and delivered such a waiver, in a form to be presented by Employer.

6. Death of Employee. If Employee should die during the Employment Period, Employer (i) shall continue to pay compensation to Employee’s wife (or if at the time of Employee’s decease Employee has no wife, then to his beneficiaries) for a period of one year, at the rate of compensation earned by Employee immediately prior to his death, and (ii) shall continue to provide the Basic Medical Coverage and Executive Medical Benefits (as defined in paragraph 5(b) above) to Employee’s family for a period of one year. Employer shall have no further duties or obligations to Employee pursuant to this Agreement.

7. Disability of Employee.

(a) In the event that Employee shall become mentally or physically disabled (as hereinafter defined) during the Employment Period, Employer shall continue to pay compensation to Employee, at the rate of compensation earned by Employee immediately prior to his disability, for a period of one year after the onset of such disability. If, at the end of such period, Employee shall continue to be so disabled Employer may elect, upon ten days prior written notice, to discontinue payments of compensation, and to terminate this Agreement, and Employer shall have no further duties or obligations hereunder.

(b) For purposes of this paragraph 7, Employee shall become “mentally or physically disabled” if he is unable to perform the essential functions of his position, with or without reasonable accommodation. In the event that Employee believes that he would be able to perform the essential functions of his position with a reasonable accommodation, the parties shall engage in an interactive process concerning such possible accommodation, in accordance with applicable law. If Employee submits information from one or more physicians in support of that position, Employee hereby agrees to submit to examinations from one or more physicians selected by Employer, so long as the physicians selected by Employer are paid by Employer.

(c) The date on which the disability will be deemed to have occurred shall be the day after Employee last performed the services for Employer which are required of him pursuant to this Agreement, which performance of services was discontinued because of the mental or physical disability described herein.

8. Restrictive Covenants. The provisions of the restrictive covenants contained in Exhibit B to the Control Agreement (hereinafter, the “Restrictive Covenants”) are incorporated herein to the same extent as if they had been fully rewritten in this Agreement; except that, for purposes of this Agreement only, certain of the Restrictive Covenants shall be modified to provide as follows:

(a) The definition of the “Restricted Period” which is set forth in the first sentence of Section 3 of the Restrictive Covenants is hereby modified by changing the phrase “one (1) year following the termination of such employment” to read “two (2) years following the termination of such employment”.

(b) The initial phrase of Section 6 of the Restrictive Covenants is hereby modified by changing the phrase “During and for a period of two (2) years after the expiration of the Restricted Period” to read “During the Restricted Period”.

The Restrictive Covenants, as modified in this paragraph, shall survive the termination of this Agreement, however caused.

9. Disclosure. Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

10. Incorporation by Reference from Control Agreement. Whenever the text of this Agreement contains language to indicate, in essence, that a portion of the Control Agreement is incorporated herein to the same extent as if it had been fully rewritten in this Agreement (or words of similar meaning), and the text so incorporated herein includes the term “Executive” or the “Corporation”, such terms shall have the following meanings in this Agreement: (i) “Executive” shall mean the Employee, and (ii) the Corporation shall mean Hawk, the Employer, each of their subsidiary companies, each of the constituent entities of any of the foregoing, individually and collectively, and any successor of any of the foregoing (as described in Article V of the Control Agreement).

       11. Governing Law and Jurisdiction. The parties intend that the validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio. In the event of any claim arising out of or related to this Agreement, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Agreement upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.

12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

13. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14. Notices. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to the parties at the addresses set forth on the first page of this Agreement, or to such other address as a party may designate by notice given pursuant to this paragraph.

15. Effect of Captions. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

16. Remedies Cumulative; No Waiver. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available. No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

17. Governing Law; Jurisdiction: Limitations on Filing Actions. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Ohio. The parties intend to and hereby do confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof. The parties agree that any claim arising out of or related to this Agreement, or the breach hereof, must be filed within six (6) months after the date of the alleged breach, and in any event within six months after the date of termination of Employee’s employment, that any claim which is not filed within such six month period is waived, and that any statute of limitations to the contrary is hereby waived.

18. Acknowledgment. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he had other employment opportunities at the time he entered into this Agreement; (iv) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement, and (v) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which Employer reasonably requires.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

WELLMAN PRODUCTS GROUP, INC.
(“Employer”)

By:/s/ Ronald E. Weinberg
Its: Chairman and Chief Executive Officer

/s/ B. Christopher DiSantis
B. Christopher DiSantis (“Employee”)

EXHIBIT A

THE CONTROL AGREEMENT

See attached document.

EXHIBIT B

JOB DESCRIPTION

Title:  President of U.S. and International Wellman Products Group (“WPG”)

Company: Wellman Products Group includes two plants in Ohio (Medina, Akron), one in Tulsa, Oklahoma, plants in China, Italy and Canada. Products of WPG are used in brakes, clutches, and transmissions for vehicles ranging from jets and heavy trucks to construction vehicles and motorcycles.

Reporting
Relationship: Reports directly to the Chairman of the Board & CEO/President of Hawk Corporation

Education: Minimum of a Bachelor’s Degree in Business, Economics or Marketing. A Master’s Degree in Business or Economics is preferred.

Work Experience: Minimum of 15 years of progressive business and administrative experience with a highly engineered product manufacturer supplying large OEM’s or its equivalent as determined by the Chairman. Experience such as President, General Manager or Team Leader for a multi-facility location in the U.S. or international company. Knowledge of diverse manufacturing processes is essential.

Specific Duties: Serve as the President of Wellman Products Group with P&L responsibility for:

•	Directing long-range and short-range planning with respect to business strategy and its implementation.

•
Managing the functional areas of Wellman Products Group as organized, currently including sales, operations, accounting, human resources and R&D/Engineering to achieve targeted operating profitability growth.

•	Reporting to and consulting with the Chairman of Hawk Corporation, keeping him informed of business operations, both formally and informally.

•	Developing and maintaining indirect and direct customer contacts.

•	Managing the balance sheet and asset usage of the business.